Exhibit 3.21

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:00 PM 12/05/1995
950283164 - 2319325

RESTATED CERTIFICATE OF INCORPORATION

OF

COMMONWEALTH ALUMINUM SALES CORPORATION

Commonwealth Aluminum Sales Corporation, a Delaware corporation, hereby certifies as follows:

FIRST. The name of the corporation is Commonwealth Aluminum Sales Corporation. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was December 16, 1992.

SECOND. This restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of the corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holder of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD. The text of the certificate of incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Name

The name of the corporation is Commonwealth Aluminum Sales Corporation.

ARTICLE II

Registered Office; Registered Agent

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Shares

The total number of shares which the corporation shall have authority to issue is 1,000 shares of common stock, no par value per share.

ARTICLE V

By-Laws

The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.

ARTICLE VI

Directors

Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

The number of directors of the corporation shall be fixed from time to time pursuant to the by-laws of the corporation. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.

IN WITNESS WHEREOF, Commonwealth Aluminum Lewisport, Inc. has caused this certificate to be signed by Mark V. Kaminski, its President, on the 4th day of December, 1995.

/s/ MARK V. KAMINSKI
Mark V. Kaminski